EXHIBIT 21

SUBSIDIARIES OF PROVIDENCE RESOURCES, INC.

Providence Resources, Inc.

Providence Exploration, LLC

PDX Drilling I, LLC	PRT Holdings, LLC (formerly Providence Resources, LLC)

Healthbridge AG	Comanche County Pipeline, LLC (90% ownership)

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